Exhibit 99

Gorman-Rupp Reports Third Quarter 2023 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--October 27, 2023--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

  Net sales of $167.5 million increased 8.9%, or $13.7 million, compared to the third quarter of 2022
  Third quarter net income was $9.0 million, or $0.34 per share, compared to net income of $2.2 million, or $0.09 per share, for the third quarter of 2022
    Adjusted earnings per share1 for the third quarter of 2022 were $0.25
  Adjusted EBITDA1 of $30.5 million for the third quarter of 2023 increased $4.2 million, or 16.0%, from $26.3 million for the same period in 2022
  Total debt, net of cash, decreased $25.4 million during the third quarter of 2023

Net sales for the third quarter of 2023 were $167.5 million compared to net sales of $153.8 million for the third quarter of 2022, an increase of 8.9% or $13.7 million. The increase in sales was due to an increase in volume as well as the impact of pricing increases taken in 2022 and an annual price increase in January 2023. Domestic sales increased 10.1% or $11.7 million and international sales increased 5.2% or $2.0 million compared to the same period in 2022.

Sales increased $4.2 million in the fire suppression market primarily from increased domestic commercial construction, $3.5 million in the construction market due to overall strong conditions including infrastructure related projects, $2.7 million in the industrial market and $2.4 million in the repair market due to strengthening in the broader industrial economy, $2.0 million in the OEM market, and $1.0 million in the petroleum market due to increased demand for larger petroleum transfer pumps. Partially offsetting these increases was a sales decrease of $1.8 million in the municipal market due to the timing of domestic flood control and wastewater projects, and a decrease of $0.3 million in the agriculture market primarily driven by weather conditions that have slowed demand.

Gross profit was $48.1 million for the third quarter of 2023, resulting in gross margin of 28.7%, compared to gross profit of $40.6 million and gross margin of 26.4% for the same period in 2022. The 230 basis point increase in gross margin included a 320 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 130 basis points, a favorable impact of 40 basis points related to the amortization of acquired Fill-Rite customer backlog which occurred in the third quarter of 2022 and did not reoccur in the third quarter of 2023, and a 150 basis point improvement from the realization of selling price increases. The increase in gross margin was partially offset by a 90 basis point increase in labor and overhead expenses, which included approximately 60 basis points of one-time expenses related to the relocation and expansion of Fill-Rite’s manufacturing facility in Lenexa, Kansas.

Selling, general and administrative (“SG&A”) expenses were $23.2 million and 13.9% of net sales for the third quarter of 2023 compared to $22.1 million and 14.4% of net sales for the same period in 2022. The increase in SG&A expenses was due to increased expenses to support sales growth. The improvement in SG&A as a percent of sales was primarily due to favorable leverage from increased sales.

Amortization expense was $3.0 million for the third quarter of 2023 compared to $3.2 million for the same period in 2022.

Operating income was $21.9 million for the third quarter of 2023, resulting in an operating margin of 13.1%, compared to operating income of $15.3 million and operating margin of 10.0% for the same period in 2022. Operating margin in the third quarter of 2023 increased 310 basis points compared to the same period in 2022 due to improved margin on material costs, and improved leverage on SG&A and amortization expenses due to increased sales volumes.

Interest expense was $10.5 million for the third quarter of 2023 compared to $7.6 million for the same period in 2022 due to increased interest rates.

Other income (expense), net was $0.4 million of expense for the third quarter of 2023 compared to expense of $5.3 million of expense for the same period in 2022. The $5.3 million expense for the third quarter of 2022 included non-cash pension settlement charges of $4.8 million. The pension settlement charge resulted from retirees electing to receive the lump sum payments upon retirement.

Net income was $9.0 million, or $0.34 per share, for the third quarter of 2023 compared to net income of $2.2 million, or $0.09 per share, in the third quarter of 2022. Adjusted earnings per share1 for the third quarter of 2022 were $0.25 per share. Adjusted earnings per share1 for the third quarter of 2023 included an unfavorable LIFO2 impact of $0.06 per share compared to an unfavorable LIFO2 impact of $0.11 per share in the third quarter of 2022.

Adjusted EBITDA1 was $30.5 million for the third quarter of 2023 compared to $26.3 million for the third quarter of 2022. Adjusted EBITDA1 increased primarily from sales growth and improved gross margin.

Year to date 2023 Highlights

  Net sales of $498.9 million increased 33.0%, or $123.9 million, compared to 2022, a 17.2% increase excluding sales from Fill-Rite which was acquired in May 2022
  Net income was $26.0 million, or $0.99 per share, compared to net income of $8.8 million, or $0.34 per share, in 2022
    Adjusted earnings per share1 for 2023 and 2022 were $1.02 and $0.81, respectively
  Adjusted EBITDA1 of $92.6 million for 2023 increased $32.4 million, or 53.8%, from $60.2 million in 2022
  Cash provided by operating activities of $71.7 million increased $59.2 million from $12.5 million in 2022

As previously announced, on May 31, 2022, the Company completed its acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation.

Net sales for the first nine months of 2023 of $498.9 million increased 33.0% or $123.9 million compared to net sales of $375.0 million for the same period in 2022. The increase in sales was due to the inclusion of a full nine months of Fill-Rite sales compared to four months of sales included in the prior year as well as an increase in volume and the impact of pricing increases taken in 2022 and an annual price increase in January 2023. Domestic sales increased 37.5% or $102.2 million and international sales increased 21.3% or $21.7 million compared to the same period in 2022.

Sales increased $31.4 million in the industrial market primarily due to the inclusion of a full nine months of Fill-Rite sales compared to four months of sales included in the same period of the prior year. In addition to the increase from Fill-Rite, industrial sales increased $10.0 million due to the strengthening in the broader industrial economy. Sales increased $27.7 million in the agriculture market due entirely to the inclusion of a full nine months of Fill-Rite sales compared to four months of sales in the prior year period. Sales increased $24.1 million in the construction market primarily due to the inclusion of a full nine months of Fill-Rite sales compared to four months of sales included in the prior year period. In addition to the increase from Fill-Rite, construction sales increased $7.2 million due to overall strong conditions including infrastructure related projects. Sales increased $21.0 million in the fire market primarily from increased domestic commercial construction, $8.4 million in the repair market due to strengthening in the broader industrial economy, $3.9 million in the municipal market due to domestic flood control and wastewater projects related to increased infrastructure investment, and $2.4 million in the OEM market. Sales in the petroleum market increased $4.9 million primarily due to the inclusion of a full nine months of Fill-Rite sales compared to four months of sales included in the prior year period as well as increased demand for larger petroleum transfer pumps.

Gross profit was $145.3 million for the first nine months of 2023, resulting in gross margin of 29.1%, compared to gross profit of $94.3 million and gross margin of 25.1% for the same period in 2022. The 400 basis point increase in gross margin included a 300 basis point improvement in cost of material, which consisted of a favorable LIFO2 impact of 130 basis points, a favorable impact of 30 basis points related to the Fill-Rite inventory step-up that was recognized in 2022 that did not recur in 2023 and a 140 basis point improvement from the realization of selling price increases. The increase in gross margin also included a 100 basis point improvement on labor and overhead leverage due to increased sales volume and sales mix which includes nine months of Fill-Rite sales for 2023 compared to four months for the same period in 2022.

Selling, general and administrative (“SG&A”) expenses were $70.7 million and 14.2% of net sales for the first nine months of 2023 compared to $62.1 million and 16.6% of net sales for the same period in 2022. SG&A expenses for the first nine months of 2022 included $7.0 million of one-time acquisition costs. Excluding acquisition costs of $7.0 million, SG&A expenses were $55.1 million and 14.7% of net sales for the first nine months of 2022. The increase in SG&A expenses, excluding acquisition costs, was due to the inclusion of Fill-Rite expenses for the full nine month period in 2023 as compared to four months in the same period in 2022, as well as increased expenses to support sales growth. The improvement in SG&A as a percent of sales was primarily due to favorable leverage from increased sales.

Amortization expense was $9.4 million for the first nine months of 2023 compared to $4.5 million for the same period in 2022. The increase in amortization expense was due to the inclusion of nine months of amortization attributable to the Fill-Rite acquisition compared to four months for the same period in 2022.

Operating income was $65.3 million for the first nine months of 2023, resulting in an operating margin of 13.1%, compared to operating income of $27.7 million and operating margin of 7.4% for the same period in 2022. Operating income for the first nine months of 2022 included $7.0 million of one-time acquisition costs, and $1.4 million of inventory step-up amortization. Excluding acquisition costs and inventory step-up totaling $8.4 million, operating income was $36.1 million for the first nine months of 2022 resulting in an operating margin of 9.6% of net sales. Excluding acquisition costs and inventory step-up in 2022, operating margin in the first nine months of 2023 increased 350 basis points compared to the same period in 2022 due to improved margin on material costs, and improved leverage on SG&A expense due to increased sales volumes partially offset by increased amortization expense.

Interest expense was $31.1 million for the first nine months of 2023 compared to $9.9 million for the same period in 2022. The increase in interest expense was primarily due to the inclusion of nine months of interest expense in 2023 compared to four months for the first nine months of 2022 on the debt financing attributable to the Fill-Rite acquisition, as well as increased interest rates in 2023 as compared to 2022.

Other income (expense), net was $1.4 million of expense for the first nine months of 2023 compared to expense of $7.1 million of expense for the same period in 2022. The $7.1 million expense for the first nine months of 2022 included non-cash pension settlement charges of $6.4 million.

Net income was $26.0 million, or $0.99 per share, for the first nine months of 2023 compared to net income of $8.8 million, or $0.34 per share, for the first nine months of 2022. Adjusted earnings per share1 for the first nine months of 2023 were $1.02 per share compared to $0.81 per share for the first nine months of 2022. Adjusted earnings per share1 for the first nine months of 2023 included an unfavorable LIFO2 impact of $0.19 per share compared to an unfavorable LIFO2 impact of $0.30 per share in the first nine months of 2022.

Adjusted EBITDA1 was $92.6 million for the first nine months of 2023 compared to $60.2 million for the first nine months of 2022. Adjusted EBITDA1 increased from organic sales growth and improved gross margin as well as the inclusion of Fill-Rite results for the full nine months of 2023 compared to four months in the same period in 2022.

The Company’s backlog of orders was $237.5 million at September 30, 2023 compared to $266.7 million at September 30, 2022 and $267.4 million at December 31, 2022. Incoming orders for the first nine months of 2023 were $476.7 million, or an increase of 6.9% compared to the same period in 2022.

Net cash provided by operating activities for the first nine months of 2023 was $71.7 million compared to $12.5 million for the same period in 2022 driven by increased earnings before depreciation, amortization, and LIFO2 expense, and improved cash flow from working capital management. Capital expenditures for the first nine months of 2023 were $16.9 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2023 are presently planned to be approximately $20 million. During the first nine months of 2023, total debt was reduced by $28.1 million and cash increased $11.4 million.

Scott A. King, President and CEO commented, “We continued to see strong sales across the majority of our markets which, along with improved gross margins and SG&A leverage, resulted in an increase in Adjusted EBITDA of 16% over the third quarter of last year. Although down from the record levels we saw earlier in the year, our backlog remains strong and at elevated levels. As expected, we saw our inventories decrease from their second quarter peak which contributed to an improvement in debt, net of cash, of over $25 million during the third quarter. I am pleased that during the quarter we completed the planned relocation and expansion of Fill-Rite’s manufacturing facility in Lenexa, Kansas. This expansion nearly tripled the size of the prior facility and provides additional capacity for Fill-Rite’s continued growth. We remain optimistic about our outlook and will continue to focus on delivering long-term sustained growth and shareholder value.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, and amortization of customer backlog. Adjusted earnings per share is earnings per share excluding non-cash pension settlement charges per share, one-time acquisition costs per share, amortization of step up in value of acquired inventories per share, and amortization of customer backlog per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, amortization of customer backlog, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) LIFO2 inventory method, and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cyber security threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net sales	$167,456	$153,792	$498,946	$375,026
Cost of products sold	119,322	113,229	353,631	280,727
Gross profit	48,134	40,563	145,315	94,299
Selling, general and administrative expenses	23,233	22,076	70,664	62,125
Amortization expense	3,026	3,176	9,398	4,498
Operating income	21,875	15,311	65,253	27,676
Interest expense	(10,475)	(7,556)	(31,147)	(9,878)
Other income (expense), net	(416)	(5,323)	(1,385)	(7,079)
Income before income taxes	10,984	2,432	32,721	10,719
Provision for income taxes	2,006	211	6,746	1,951
Net income	$8,978	$2,221	$25,975	$8,768

Earnings per share	$0.34	$0.09	$0.99	$0.34

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	September 30,	December 31,
Assets	2023	2022

Cash and cash equivalents	$18,189	$6,783
Accounts receivable, net	99,385	93,059
Inventories, net	103,525	111,133
Prepaid and other	12,030	14,551
Total current assets	233,129	225,526
Property, plant and equipment, net	135,600	128,640
Other assets	25,099	11,579
Goodwill and other intangible assets, net	497,549	507,085
Total assets	$891,377	$872,830

Liabilities and shareholders' equity

Accounts payable	$24,704	$24,697
Current portion of long-term debt	19,688	17,500
Accrued liabilities and expenses	58,054	43,016
Total current liabilities	102,446	85,213
Pension benefits	8,625	9,352
Postretirement benefits	21,996	22,413
Long-term debt, net of current portion	390,492	419,327
Other long-term liabilities	21,038	5,331
Total liabilities	544,597	541,636
Shareholders' equity	346,780	331,194
Total liabilities and shareholders' equity	$891,377	$872,830

Shares outstanding	26,193,998	26,094,865

The Gorman-Rupp Company
Condensed Consolidated Statements of Cash Flows (Unaudited)
(thousands of dollars, except share data)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$25,975	$8,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,196	14,161
LIFO expense	6,414	9,767
Pension expense	2,426	8,963
Stock based compensation	2,335	2,107
Contributions to pension plans	(2,250)	(2,000)
Amortization of debt issuance fees	2,247	977
Other	1,282	-
Changes in operating assets and liabilities:
Accounts receivable, net	(6,515)	(13,514)
Inventories, net	656	(20,761)
Accounts payable	230	3,437
Commissions payable	(531)	319
Deferred revenue and customer deposits	2,053	(2,526)
Income taxes	2,186	206
Accrued expenses and other	5,499	(4,019)
Benefit obligations	8,456	6,623
Net cash provided by operating activities	71,659	12,508
Cash flows from investing activities:
Capital additions	(16,917)	(11,268)
Payment for acquisitions	-	(526,301)
Other	608	327
Net cash used for investing activities	(16,309)	(537,242)
Cash flows from financing activities:
Cash dividends	(13,732)	(13,306)
Treasury share repurchases	(1,028)	(918)
Proceeds from bank borrowings	5,000	445,000
Payments to banks for borrowings	(33,125)	(4,375)
Debt issuance fees	-	(15,217)
Other	(519)	(97)
Net cash provided by (used for) financing activities	(43,404)	411,087
Effect of exchange rate changes on cash	(540)	(1,259)
Net increase (decrease) in cash and cash equivalents	11,406	(114,906)
Cash and cash equivalents:
Beginning of period	6,783	125,194
End of period	$18,189	$10,288

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted earnings:
Reported net income – GAAP basis	$8,978	$2,221	$25,975	$8,768
Plus pension settlement charge	-	3,759	-	5,021
Plus one-time acquisition costs	-	122	-	5,568
Plus amortization of step up in value of acquired inventories	-	-	-	1,111
Plus amortization of acquired customer backlog	-	514	857	685
Non-GAAP adjusted earnings per share	$8,978	$6,616	$26,832	$21,153

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.34	$0.09	$0.99	$0.34
Plus pension settlement charge	-	0.14	-	0.19
Plus one-time acquisition costs	-	-	-	0.21
Plus amortization of step up in value of acquired inventories	-	-	-	0.04
Plus amortization of acquired customer backlog	-	0.02	0.03	0.03
Non-GAAP adjusted earnings per share	$0.34	$0.25	$1.02	$0.81

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$8,978	$2,221	$25,975	$8,768
Plus interest expense	10,475	7,556	31,147	9,878
Plus provision for income taxes	2,006	211	6,746	1,951
Plus depreciation and amortization expense	7,038	6,960	21,196	14,161
Non-GAAP earnings before interest, taxes, depreciation and amortization	28,497	16,948	85,064	34,758

Plus pension settlement charge	-	4,759	-	6,355
Plus one-time acquisition costs	-	154	-	7,048
Plus amortization of step up in value of acquired inventories	-	-	-	1,406
Plus amortization of acquired customer backlog	-	651	1,085	868
Plus non-cash LIFO expense	1,974	3,762	6,414	9,767
Non-GAAP adjusted earnings before interest,
taxes, depreciation and amortization	$30,471	$26,274	$92,563	$60,202

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.